Exhibit 21

GENTA INCORPORATED
SUBSIDIARIES OF THE REGISTRANT

The names of the Company’s subsidiaries are omitted. Such subsidiaries would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary within the meaning of Item 601(b)(21)(ii) of Regulation S-K.

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